Exhibit 5.1

berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, sacramento, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.
425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

October 27, 2015

RE/MAX Holdings, Inc.

5075 South Syracuse Street

Denver, Colorado 802375

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to RE/MAX Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the possible issuance from time to time, pursuant to Rule 415 of the Securities Act, of up to 7,500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that may be issued by the Company to a certain holder of common units (“Units”) in RMCO, LLC (the “Operating LLC”) upon tender of Units for exchange in accordance with the terms of the Fourth Amended and Restated Limited Liability Company Agreement, dated as of October 1, 2013, of the Operating LLC (the “LLC Agreement”) and (ii) the potential resale from time to time, pursuant to Rule 415 of the Securities Act, of the Shares by the selling stockholder identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, if and when issued in accordance with the LLC Agreement and certain resolutions of the board of directors of the Company relating to the potential issuance of the Shares upon exchange of the Units contemplated thereby, will be validly issued, fully paid, and nonassessable.

October 27, 2015

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP